Exhibit 8.2

February 26, 2016

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1, Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

Ladies and Gentlemen:

We have acted as United States tax counsel for ChipMOS TECHNOLOGIES (Bermuda) LTD., an exempted company with limited liability incorporated under the laws of Bermuda (“Company”), in connection with the proposed merger, as described in the Agreement and Plan of Merger (the “Agreement”), dated as of January 21, 2016, between ChipMOS TECHNOLOGIES INC., a company limited by shares incorporated under the laws of the Republic of China (“Acquiror”) and Company. Pursuant to the Agreement, Company will merge with and into Acquiror, with Acquiror continuing as the surviving company, whereby common shares of Company (other than common shares held by shareholders who exercise appraisal rights, if any) will be converted into the right to receive (i) American Depositary Shares evidenced by American depositary receipts, which represent Acquiror common shares, and (ii) Cash Consideration (the “Merger”). The Merger is also described in the registration statement on Form F-4, which includes the proxy statement/prospectus of Acquiror and Company, filed with the Securities and Exchange Commission on February 26, 2016 (the “Registration Statement”). All capitalized terms used but not otherwise defined herein shall have the same meaning as in the Agreement or in the Registration Statement.

You have requested our opinion concerning certain U.S. federal income tax consequences of the Merger. For purposes of our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. In addition, we have assumed that: (i) the Merger will be consummated in accordance with the terms of the Agreement without breach or waiver of any material provision thereof and in the manner contemplated by the Registration Statement; (ii) the Registration Statement is accurate and complete in all material respects as of the date hereof and will remain accurate and complete at all times up to and including the Effective Time; and (iii) the respective letters from Company and Acquiror to us dated the date hereof and delivered to us for purposes of this opinion, are true, correct, and complete and will remain true, correct and complete at all times up to and including the Effective Time. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without giving effect to such qualification. If any of the foregoing assumptions is untrue for any reason, our opinion may be adversely affected.

Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended, current regulations thereunder, current published administrative rulings of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change or differing interpretation. Future legislative, judicial, or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion.

The legal conclusions contained under the caption “Special Factors - Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, as they relate to the U.S. federal income tax matters associated with the Merger, constitute and represent our opinion as to the material U.S. federal income tax consequences of the Merger to the U.S. holders of Company common shares described in the Registration Statement who exchange their Company common shares for American Depositary Shares representing Acquiror common shares, Cash Consideration, and cash received in lieu of a fractional share, if any, subject to the assumptions, exceptions, limitations, and conditions set forth therein and herein.

IMOS

February 26, 2016

We express no opinion on any issue relating to the U.S. federal income tax consequences of the Merger other than those set forth in the Registration Statement and herein. Our opinion does not address any state, local, foreign or other tax consequences that may result from the transactions described in the Registration Statement. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position or that such contrary position will not be upheld.

We undertake no responsibility to advise you of any subsequent change in the matters stated or assumed herein or any subsequent change in any applicable law or authority or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Special Factors - Background of the Merger” and “Special Factors - Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is being furnished to you solely for the benefit of you and your shareholders in connection with the Merger and may not be relied upon by any other person in any manner or for any purpose.

Very truly yours,